Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217745

Prospectus Supplement No. 6

(To Prospectus dated May 19, 2017)

32,397,132 Shares

Park Hotels & Resorts Inc.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 6”) supplements the prospectus dated May 19, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-217745), relating to the offer and sale from time to time of up to 32,397,132 shares of our common stock by the selling stockholders named in the Prospectus. Prospectus Supplement No. 6 is being filed to update and supplement the information in the Prospectus, as supplemented by the prospectus supplements dated June 1, 2017, the prospectus supplement No. 2 dated June 14, 2017, the prospectus supplement No. 3 dated August 3, 2017, the prospectus supplement No. 4 dated November 1, 2017 and the prospectus supplement No. 5 dated November 3, 2017, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2017 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement No. 6.

You should read this Prospectus Supplement No. 6 in conjunction with the Prospectus, including any amendments and supplements hereto. This Prospectus Supplement No. 6 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 6 is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13 of the Prospectus to read about factors you should consider before buying shares of common stock.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

Park Hotels & Resorts Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37795	36-2058176
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 Tysons Blvd., Suite 1000, McLean, VA		22102
(Address of Principal Executive Offices)		(Zip Code)

(703) 584-7979

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2017, Messrs. Robert G. Harper and Tyler S. Henritze each notified Park Hotels & Resorts Inc. (the “Company”) that he was resigning as a director on the Company’s Board of Directors (the “Board”), effective immediately. Neither Messrs. Harper nor Henritze resigned from the Board as the result of any disagreement with the Company, the Board or the management of the Company. The Company's Board of Directors has no immediate plans to appoint a replacement for either of Messrs. Harper or Henritze.

Messrs. Harper and Henritze were originally appointed in connection with the Stockholder Agreement, dated January 2, 2017 (the “Blackstone Stockholder Agreement”), between the Company and affiliates of The Blackstone Group, L.P. (collectively, the “Blackstone Selling Stockholders”).  On December 1, 2017, the Blackstone Selling Stockholders announced the completion of their sale of 16.8 million shares of the Company’s common stock.  As a result of such sale, the Blackstone Stockholder Agreement was terminated in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Park Hotels & Resorts Inc.

Date: December 6, 2017	By:	/s/ Thomas C. Morey
Thomas C. Morey
Senior Vice President and General Counsel